[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.15
BROADLANE CONTRACT NO.    EZ-104
AGREEMENT
FOR
PORTABLE ULTRASOUND EQUIPMENT
between
BROADLANE, INC.
and
ZONARE MEDICAL SYSTEMS INC.
EFFECTIVE DATE: MAY 1, 2006

     This Agreement for Portable Ultrasound Equipment (this “Agreement”), effective as of May 1, 2006 (the “Effective Date”), is between Broadlane, Inc., a Delaware corporation (“Broadlane”), and ZONARE Medical Systems Inc., a Delaware corporation (“Supplier”), and remains in effect for three years commencing on the Effective Date and expiring on April 30, 2009 (the “Term”). Broadlane and Supplier agree as follows:
SECTION 1
ORGANIZATION AND BACKGROUND
1.1 Definitions.
     1.1.1 Broadlane Customer. “Broadlane Customer” means any health care provider (including, but not limited to, any hospital, physician office, nursing home, ambulatory surgery center, home care agency, diagnostic imaging center, long-term care facility, etc.) for whom Broadlane provides services in connection with this Agreement and that designates Broadlane as its contracting agent. “Broadlane Customer” also includes a parent corporation of a health care provider that enters into an agreement with Broadlane designating Broadlane as the purchasing agent of the health care provider. Supplier must access a current list of Broadlane Customers at http://vendors.broadlane.com on a monthly basis.
     1.1.2 Customer. “Customer” means any Broadlane Customer purchasing Products under this Agreement.
     1.1.3 Product. “Product” means any product and service listed on Exhibit A (including maintenance, repairs, and upgrades that Supplier performs to these products and services).
     1.1.4 Other Definitions. All capitalized terms not otherwise defined have the meanings given to them in Exhibit B.
1.2 Group Purchasing Agreement. This Agreement is a group purchasing agreement through which any Broadlane Customer may elect to purchase Products from Supplier. Supplier may sell the Products directly to the Customers or through an authorized distributor.
1.3 Customers. Any Broadlane Customer may elect to purchase Products under this Agreement, but this Agreement neither (a) obligates any Broadlane Customer to purchase the Products, nor (b) precludes any Broadlane Customer from purchasing Competing Products. Broadlane does not imply any participation levels by the Broadlane Customers. A Customer is bound to the terms and conditions of this Agreement by purchasing Products under this Agreement. Each Customer is liable directly to Supplier for all payments and any other obligations with respect to the Products.
1.4 Broadlane. Broadlane negotiates contracts for certain products and services on behalf of the Broadlane Customers. Broadlane negotiated and entered into this Agreement as the contracting agent of the Broadlane Customers, but is not a purchaser of the Products. Except as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

explicitly set forth in this Agreement, Broadlane has no liability, responsibility, or performance obligations to Supplier relating to any Product.
1.5 Supplier. Supplier sells the Products and entered into this Agreement to offer the Products for sale to all Broadlane Customers. Supplier may also desire to access the BroadLink™ and the Web-based Interface so that Supplier can offer products and services to the Broadlane Customers (including the Products) through electronic means.
1.6 Distributor. If any Customer purchases any Product through an authorized distributor, then the applicable terms of the Customer’s agreement with the authorized distributor govern all taxes, ordering, invoicing, payment, delivery, and return terms. For sales of any Product to any Customer through an authorized distributor, Supplier’s price of that Product to the authorized distributor must be the same as that set forth on Exhibit A; but the ultimate price of the Product to the Customer may be higher or lower based on the terms and conditions of the Customer’s agreement with the authorized distributor. No authorized distributor is a party to this Agreement, and no authorized distributor has any right as a third-party beneficiary of this Agreement. Broadlane or Supplier may disclose the terms and conditions of this Agreement with an authorized distributor as necessary to facilitate the sale of Products to Customers. Supplier must direct each authorized distributor to disclose all sales data regarding the Customers to Broadlane.
SECTION 2
CUSTOMERS
2.1 Third-Party Beneficiary. Broadlane and Supplier are entering this Agreement for the express, intended benefit of the Customers, Broadlane and Supplier. Each Customer is an intended third-party beneficiary of this Agreement. Each Customer may enforce the terms and conditions of this Agreement that affect that Customer. Except as provided in this Section 2.1, there are no other third-party beneficiaries of this Agreement.
2.2 Termination of Existing Contracts. Any Broadlane Customer or Customer wishing to purchase any Product under this Agreement may, at its option and without any penalty or cost, terminate any existing contract or other arrangement with Supplier for the same Products. Supplier must not directly or indirectly contract with any Broadlane Customer or Customer for the Products.
2.3 Qualification for Participation. Any Broadlane Customer (including any entity that becomes a Broadlane Customer after the Effective Date) in any location within the United States (including the District of Columbia) and any class of trade may elect to purchase Products pursuant to the terms and conditions of this Agreement. Supplier must not allow any Broadlane Customer that withdraws or is terminated as a Broadlane Customer to purchase Products pursuant to the terms and conditions of this Agreement.
2.4 Freedom to Purchase. Except as provided in Section 4.1.1.2, any Broadlane Customer may elect to purchase a Competing Product without penalty.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 3
SUPPLIER
3.1 Duty to Sell; Provide Products. Except as set forth in Section 2.3, Supplier must offer to sell the Products to any Broadlane Customer electing to purchase Products under this Agreement. Supplier must make each Product available to any Customer for direct purchase or to authorized distributors/wholesalers for a distributed purchase.
3.2 Failure to Supply. If Supplier fails to perform its obligations under Section 3.1 (regarding Supplier’s duty to make Product available) or under Section 4 (regarding the sale of any Product), then any Customer may purchase a Competing Product and Supplier must remit to the Customer the difference between the price of the Product as set forth on Exhibit A and the Customer’s purchase price of the Competing Product. Supplier must make this payment within 30 days after receiving documentation of the amount. Supplier must give Broadlane and each Customer reasonable notice if a Product becomes unavailable to all of Supplier’s customers because of an industry-wide shortage.
3.3 Business Continuity/Disaster Plan. As a supplier to the health care industry, Supplier realizes the importance of health care delivery during disasters. Supplier must have a written business continuity/disaster recovery plan, for which Supplier must maintain and test all critical components on a regular basis. Supplier’s failure to restore its performance of its obligations under this Agreement within 30 days after an event requiring it to implement the business continuity/disaster recovery plan is a material breach of this Agreement.
SECTION 4
PURCHASING PRODUCTS
4.1 Pricing.
4.1.1 Pricing.
4.1.1.1 Firm Pricing. Except as provided in Section 4.1.1.2, any Customer may purchase Products at the Committed Tier pricing. Supplier must not increase the prices on Exhibit A during the Term. Supplier may decrease the prices set forth on Exhibit A upon prior written notice to Broadlane, and this notice must include a proposed amended Exhibit A in electronic format. In addition to these prices, Supplier may offer bulk purchase options to the Customers that offer additional discounts based on a Customer’s commitment; but all other terms and conditions of this Agreement apply to those bulk purchase options as if the prices were listed on Exhibit A.
4.1.1.2 Compliance with Committed Level Requirements. Supplier and Broadlane may conduct periodic reviews of the Customers’ Committed Level compliance. If any review reveals that any Customer failed or is failing to purchase at the Committed Level, then Supplier may issue written notice of non-compliance to that Customer and to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Broadlane. If that Customer does not bring its purchases to the Committed Level within 30 days after receiving notice of non-compliance from Supplier; then Supplier has no retroactive remedy and, as its exclusive remedy, Supplier may move the Customer to the Access Tier pricing for future purchases, but only after providing 90 days’ prior written notice to the Customer and Broadlane indicating that (a) the Customer’s access to the Committed Tier is being terminated, and (b) the Customer is being moved to the Access Tier pricing. If the Customer subsequently brings its purchases to the Committed Level, then Supplier must immediately reinstate the Customer’s access to the Committed Tier pricing.
     4.1.1.3 Exception to Compliance. If any Customer purchases Products at the Committed Level under this Agreement, and either (a) Supplier cannot provide any Product, or (b) the Customer, in its sole discretion, determines that any Product is not clinically satisfactory or clinically preferable; then (i) the Customer may, without penalty, purchase Competing Products from any source, and (ii) those purchases must not apply toward the Customer’s Committed Level requirements.
     4.1.2 Taxes.
     4.1.2.1 Taxes on Direct Purchases. Supplier must calculate and pay any applicable local and state sales tax or other taxes with respect to the direct purchase of any Product. Unless the applicable Customer is tax-exempt, Supplier may invoice the Customer for these taxes if they are correctly and separately reflected on the invoice.
     4.1.2.2 Property Taxes. The party with title to a Product must pay any property tax. Supplier must reimburse any Customer for property tax the Customer pays on a Product owned by Supplier.
     4.1.3 Delivery. Supplier must deliver an ordered Product to the Delivery Location not more than 90 days after Supplier’s receipt of the Customer’s order for the Product. All prices set forth on Exhibit A include shipping, but Supplier may pre-pay and invoice the Customer for any additional costs associated with any expedited delivery requested by the Customer if those costs are listed as a separate line-item on the Customer’s invoice. The risk of loss of any Product does not pass to a Customer until the Customer accepts the Product in accordance with Section I.B of Exhibit D. Upon any Customer’s written request, Supplier must ship Products “freight collect” to the Customer using the carrier and billing information provided by the Customer.
     4.1.4 Competitive Pricing. The prices, terms, and conditions under this Agreement must be equal to or better than those offered to any other customer of Supplier with similar levels of compliance and exclusivity, excluding the federal government. To the extent that Supplier is not in compliance with this Section 4.1.4, Supplier must refund to each Customer the difference between the price set forth on Exhibit A that the Customer paid to Supplier and the lower, competitive price in violation of this Section 4.1.4. Within 30 days of determining that Supplier is not in compliance, Broadlane and Supplier must amend this Agreement to provide the more favorable terms.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     4.1.5 Access. If a Customer desires a third party to purchase any Product on its behalf (including an outsourced clinical engineering service providers, a leasing company financing the acquisition, etc.), then Supplier must (a) sell that Product to the third party at the same price, terms and conditions as though the Customer purchased the Product directly, and (b) treat that sale as a sale to that Customer.
     4.1.6 Market Price. If Broadlane, in its reasonable judgment, determines that (a) there occurred a material change in the market effecting a Product, and (b) that market change resulted in a market price for that Product that is lower than the price set forth on Exhibit A; then, upon notice from Broadlane, Supplier must (i) offer new pricing for that Product that is no greater than the new market price within 30 days after receiving Broadlane’s notice, or (ii) release any commitment requirements under this Agreement relating to that Product within 30 days after receiving Broadlane’s notice.
4.2 Ordering. Any Customer may place a purchase order for any Product through BroadLink or the Web-based Interface (if applicable), an authorized distributor, by telephone, fax, or through electronic order entry directly through Supplier at:
ZONARE Medical Systems, Inc.
1061 Terra Bella Avenue
Mountain View, California 94043
Cread@zonare.com
Telephone No.: 877.913.9663
Fax No.: 650.230.0255
There are no minimum order requirements or fees for any Product order, but a Customer must place an order only in Supplier’s standard sale unit of measure.
4.3 Invoicing. Supplier is solely responsible for invoicing the Customers for the Products.
4.4 Payment. For all purchases of Equipment, there is [*] due upon ordering the Equipment, but a Customer must pay (a) [*] of the Equipment’s purchase price upon delivery of the Equipment to the Delivery Location, and (b) [*] of the Equipment’s purchase price upon acceptance of the Equipment pursuant to Section I.B of Exhibit D. For all other Products, a Customer must pay for an ordered Product within [*] after the Customer’s receipt of the invoice, with a [*] additional discount if Supplier receives payment within [*] after the Customer’s receipt of the invoice. [*]
4.5 Products.
     4.5.1 New Products. If Supplier begins to sell a similar product not listed on Exhibit A, then Supplier must notify Broadlane within 30 days after governmental approval or Supplier’s release of the product. At Broadlane’s discretion, Broadlane and Supplier may amend Exhibit A to add the new Product at a mutually agreed-upon price.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     4.5.2 Discontinuing Products. Supplier may discontinue the manufacture of any Product, but Supplier must replace the discontinued Product with a functionally equivalent Product at a price equal to or less than the discontinued Product.
     4.5.3 Replacement Products. If Supplier discontinues any Product and fails to provide a substitute of comparable functionality at a price not higher than the discontinued Product, then the commitment requirements set forth in this Agreement (if any) do not apply to a Customer’s purchase of a Competing Product.
     4.5.4 [*]. If [*], including Supplier, then the [*] set forth in this Agreement (if any) [*] and Broadlane [*] so the Broadlane Customers and the Customers [*]. [*] set forth in this Agreement (if any) [*] and Broadlane[*].
     4.5.5 Product-Specific Standard Terms and Conditions. Additional terms and conditions related to the Products are set forth on Exhibit D.
4.6 Returns. Any Customer may return a Product pursuant to Supplier’s return policy, as set forth on Exhibit E.
4.7 Warranties.
     4.7.1 Product Warranties. The warranty for each Product is set forth on Exhibit F. Supplier provides a standard [*] warranty. In addition, Supplier provides a basic warranty on the scan engine and transducers to cover phone support, parts and Software Upgrades for [*].
     4.7.2 Services Warranty. Supplier represents and warrants that: (a) its Representatives have the skills and qualifications necessary to perform services under this Agreement in a timely, competent, and professional manner in accordance with the highest industry standards and all applicable governmental requirements, laws, ordinances, rules, and regulations; and (b) Supplier is able to fulfill the technical service requirements and all other services requirements of this Agreement.
     4.7.3 Manufacturers’ Warranties. Upon any Customer’s request, Supplier must provide to Broadlane and the Customer copies of all warranties for Products that Supplier receives from its vendors and all manufacturers’ warranties. Supplier assigns to Broadlane and to each Customer all vendors’ and manufacturers’ warranties and rights of action under these warranties and authorizes Broadlane and the Customers to enforce these warranties.
     4.7.4 Warranties Cumulative. The warranties provided under this Agreement are cumulative and apply to any replacement or modification of the Products by Supplier or any of its Representatives, and these warranties are in addition to any warranties provided at law or in equity.
SECTION 5
ADMINISTRATIVE FEES

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
      Confidential treatment has been requested with respect to the omitted portions.

5.1 Calculation of Administrative Fees. Each month, Supplier must pay Broadlane a fee equal to [*] of the aggregate purchase price for all Products that Customers purchased under this Agreement during the prior calendar month, less any credits and returns (the “Administrative Fee”). Supplier must pay the Administrative Fee no later than 30 days after the end of each applicable calendar month. Supplier must only pay an Administrative Fee on a Customer’s purchases of Products pursuant to the terms and conditions of this Agreement, any related agreement, any related promotion under this Agreement, or any other applicable written agreement between Broadlane and Supplier.
5.2 Administrative Fee Payments. Supplier must pay to Broadlane interest on any past due Administrative Fee owing to Broadlane under this Agreement at the lesser of (a) [*] per month, or (b) the maximum interest rate legally permitted. Supplier must send to Broadlane all Administrative Fee payments due to Broadlane at the addresses set forth below:
Broadlane, Inc.
P.O. Box 915119
Dallas, Texas 75391-5119
E-mail: slsrpt@broadlane.com
(for transmittal of Sales Data
Reports pursuant to Section 7.2)
Overnight Delivery Address
JP Morgan Chase
Dallas Wholesale Lockbox Department
Maxus Energy Tower
717 North Harwood Street, 6th Floor
Dallas, Texas 75201-6507
Attn: Broadlane, Inc., Lockbox 915119
Wire Transfer
Broadlane, Inc.
JP Morgan Chase
Account # [*]
ABA # [*]
Reference: (Admin. Fee, Contract Number, Payment Period)
SECTION 6
TERMINATION
6.1 Termination for Breach. If any party asserts that another party committed a material breach of this Agreement (including any failure to pay Administrative Fees), then the non-breaching party must notify the breaching party in writing of the specific breach and request that it be cured. If the breaching party does not cure the breach within 30 days after notice, then the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
      Confidential treatment has been requested with respect to the omitted portions.

non-breaching party may terminate this Agreement without cost or penalty by sending written notice to the breaching party.
6.2 Termination for Ineligibility. Broadlane may immediately terminate this Agreement if Supplier or any of Supplier’s key personnel is convicted of an offense related to health care or listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation.
6.3 Effect of Termination. The termination of this Agreement by either party (a) does not excuse either party from performing any duty or obligation assumed under this Agreement before termination, (b) does not have the effect of waiving any right either party may have to obtain performance, and (c) does not preclude the non-breaching party from pursuing any and all remedies available to it at law or equity.
SECTION 7
REPORTING REQUIREMENTS
7.1 Pricing and Other Data. Supplier must provide Broadlane with pricing information (and related cross-reference, Product attributes, and Product categorization data) in the electronic format as set forth on http://vendors.broadlane.com/DataTemplates.aspx, which are subject to revision from time-to-time. Broadlane and Supplier must mutually agree upon the method of transmission of this pricing data. At Broadlane’s request, Supplier must provide Broadlane with a complete catalog of all of its products (including the Products) in electronic format.
7.2 Periodic Reporting. Accompanying each Administrative Fee payment, Supplier must provide Broadlane with a Sales Data Report in the electronic format as set forth on http://vendors.broadlane.com/DataTemplates.aspx, which are subject to revision from time-to-time. Supplier must pay Broadlane its hourly fee for Broadlane to re-format the data Supplier sends in any format not listed here.
SECTION 8
MISCELLANEOUS
8.1 Broadlane Standard Terms and Conditions. Broadlane’s standard terms and conditions are set forth on Exhibit C.
8.2 E-Commerce. Broadlane maintains BroadLink and the Web-based Interface as its private electronic market places. At Broadlane’s request, Supplier must use either of BroadLink or the Web-based Interface, and execute a BSA or other e-commerce support agreement in a form mutually agreeable to Supplier and Broadlane within 60 days after Broadlane’s request. If Supplier does not execute a BSA or other support agreement as set forth in this Section 8.2, then Broadlane may, as its sole remedy, terminate this Agreement upon 30 days’ prior written notice without cost or penalty.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
      Confidential treatment has been requested with respect to the omitted portions.

8.3 Visitation Policies. In connection with sending a Representative to visit any Customer, Supplier and its Representative must comply with that Customer’s visitation policy. Broadlane recommends that Supplier contact each Customer directly prior to any proposed visit to obtain a current copy of that Customer’s visitation policy.
8.4 Force Majeure. The performance by either party of any obligations to be performed under this Agreement (other than an obligation to pay money or issue credit) is excused to the extent that performance is prevented by an act of God or the public enemy, insurrections, riots, labor disputes (including lockouts or boycotts), fire, explosion, flood, government order, shortage of materials or energy, or other unforeseeable causes beyond the control and without fault or negligence of the party so affected. The party so affected must give prompt written notice to the other party of the cause and take whatever reasonable steps are necessary to relieve the effect of the cause as rapidly as possible.
8.5 Controlling Terms. If there is a conflict between this Agreement and any other writing or correspondence between Supplier, Broadlane, or any Customer, then the terms of this Agreement control. If there is an internal conflict of terms within this Agreement, then the term found in the part of this Agreement first listed below controls: the main body of the Agreement; the exhibits in order of priority as set forth in the table following the signature blocks; any other exhibits provided to Broadlane by Supplier.
8.6 Entire Agreement. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement, including all exhibits and attachments (all of which are incorporated in this Agreement by reference), constitutes the entire agreement on this subject and supersedes all previous and contemporaneous communications, representations, or agreements regarding the referenced subject matter. This Agreement may not be modified orally, and no modification, amendment, or supplement is binding unless it is in writing and signed by authorized representatives of Broadlane and Supplier.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
      Confidential treatment has been requested with respect to the omitted portions.

Duly authorized representatives of the parties executed this Agreement as written below.

Broadlane, Inc.		ZONARE Medical Systems, Inc.

By: Name:	/s/ [*] [*]	By: Name:	/s/ Michael Thompson Michael Thompson
Title:	[*]	Title:	Director, National Accounts and Business Development

Date:	4/4/06	Date:

Reviewed as to form. ALH Date: 3/1/06
ZONARE Portable Ultrasound Equipment FINAL v09 03-01-06.doc

		Order of
Exhibits		Priority
A	Products and Pricing	4
B	Definitions	1
C	Broadlane’s Standard Terms and Conditions	2
D	Standard Terms and Conditions – Products	3
E	Supplier’s Return Policy	5
F	Supplier’s Product Warranties	6
G	Environmental and Diversity Contracting Disclosures	7

EXHIBIT A
PRODUCTS AND PRICING

		Number
		of Eaches
		Per
		Purchase	Purchase
Catalog		Unit of	Unit of
Number	Catalog/Product Description	Measure	Measure	Access Price	Committed Price
Z003	z.one Ultrasound System	1	EA	[*]	[*]
Z001	Additional z.one Scan Engine	1	EA	[*]	[*]
Z002	Additional z.one SuperCart	1	EA	[*]	[*]
Z009	Simple Cart	1	EA	[*]	[*]
Z101	C5-2 Curvilinear Transducer	1	EA	[*]	[*]
Z102	L10-5 Linear Transducer	1	EA	[*]	[*]
Z103	E9-4 Endovaginal Transducer	1	EA	[*]	[*]
Z104	P4-1 Deep Abdominal Transducer	1	EA	[*]	[*]
Z105	P10-4 Neonatal Transducer	1	EA	[*]	[*]
Z150	C5-2 Biopsy Starter Kit	1	EA	[*]	[*]
Z151	L10-5 Biopsy Starter Kit	1	EA	[*]	[*]
Z152	E9-4 Biopsy Guide Kit – Disposable	1	EA	[*]	[*]
Z200	DICOM Networking	1	EA	[*]	[*]
Z301	Battery	1	EA	[*]	[*]
Z302	AC Power Adapter	1	EA	[*]	[*]
Z303	256 MB CompactFlash	1	EA	[*]	[*]
Z304	2 GB CompactFlash	1	EA	[*]	[*]
Z305	Scan Engine Carrying Bag	1	EA	[*]	[*]
Z306	Stylus	1	EA	[*]	[*]
Z307	Additional Hardcopy Users Manual	1	EA	[*]	[*]
Z308	Hardcopy Service Manual	1	EA	[*]	[*]
Z310	Dual Battery Charger	1	EA	[*]	[*]
Z320	Additional Quick Start Guide	1	EA	[*]	[*]
Z401	B&W Thermal Printer (Sony UP-895MD) Mounted	1	EA	[*]	[*]
Z402	Sony UP-895MD Mounting Kit	1	EA	[*]	[*]
Z403	Color Thermal Printer (Sony UP-21 MD} Not Mounted	1	EA	[*]	[*]
Z404	DVD Video Recorder (Panasonic LQ-MD800}	1	EA	[*]	[*]
Z501	Platinum Plus Service Coverage for z.one Utrasound System	1	EA	[*]	[*]
Z502	Platinum Plus Service Coverage for z.one Scan Engine Only	1	EA	[*]	[*]
Z503	Platinum Plus Service Coverage for Transducer	1	EA	[*]	[*]
Z504	Platinum Service Coverage for z.one Ultrasound System	1	EA	[*]	[*]

A-1

		Number
		of Eaches
		Per
		Purchase	Purchase
Catalog		Unit of	Unit of
Number	Catalog/Product Description	Measure	Measure	Access Price	Committed Price
Z505	Platinum Service Coverage for z.one SuperCart Only	1	EA	[*]	[*]
Z506	Platinum Service Coverage for z.one Scan Engine Only	1	EA	[*]	[*]
Z507	Platinum Service Coverage for Transducer	1	EA	[*]	[*]
Z508	Damage/Theft Coverage for z.one Scan Engine Only (in Warranty)	1	EA	[*]	[*]
Z509	Damage/Theft Coverage for Transducer (in Warranty)	1	EA	[*]	[*]
Z510	Labor & Travel Hourly Bill Service	1	EA	[*]	[*]
Z511	Technical Training Course	1	EA	[*]	[*]
Z512	Annual Renewal Fee for Technical Training Course update	1	EA	[*]	[*]
Z550	1 Day Applications Training subsequent to initial system installation	1	EA	[*]	[*]
Z513	Service Support Agreement Basic: Scan Engine	1	EA	[*]	[*]
Z514	Service Support Agreement Basic: SuperCart	1	EA	[*]	[*]
Z515	Service Support Agreement Basic: Transducer	1	EA	[*]	[*]

A-2

EXHIBIT B
DEFINITIONS
     “Access Tier” means Tier 1 on Exhibit A.
     “Administrative Fee” has the meaning given to that term in Section 5.1.
     “Affiliate” means any entity that controls, is controlled by, or is under common control with a party.
     “Agreement” has the meaning given to that term in the first paragraph of this Agreement.
     “AHLA Rules” means the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, as amended (available at www. healthlawyer.org).
     “Anti-Kickback Statute” means the federal anti-kickback statute codified at 42 U.S.C. § 1320a-7b, as amended.
     “Arbitration Act” means the federal arbitration statute set forth at 9 U.S.C. §§ 1-16, as amended.
     “Broadlane” has the meaning given to that term in the first paragraph of this Agreement.
     “Broadlane Customer” has the meaning given to that term in Section 1.1.1.
     “BroadLink” means the private electronic marketplace created and maintained by Broadlane.
     “BSA” means a BroadLink Supplier Agreement.
     “Committed Level” means [*] of the Customer’s requirements for the Products and items functionally equivalent to the Products.
     “Committed Tier” means Tier [*] on Exhibit A.
     “Competing Product” means any item that is functionally equivalent to a Product that is sold by a third-party supplier.
     “Confidential Information” has the meaning given to that term in Section II.A of Exhibit C.
     “Contract Fees” means Administrative Fees, services fees, or other amounts due to Broadlane or the Customers.

     “Customer” has the meaning given to that term in Section 1.1.2.
     “DEHP” means di-ethylhexyl phthalate.
     “Delivery Location” means the Customer’s place of business or any other location specified by the Customer for delivery of any Product.
     “Disclosing Party” means Broadlane, Supplier or any Customer that discloses Confidential Information.
     “Discount Safe-Harbor” means the regulatory safe-harbor of the Anti-Kickback Statute for discounts set forth at 42 C.F.R. § 1001.952(h), as amended.
     “Dispute” means any controversy, claim, or disagreement (whether in contract or in tort) arising out of or relating to this Agreement, that cannot be resolved through the normal course of business, between or among any of Broadlane, Supplier, or any Customer.
     “Effective Date” has the meaning given to that term in the first paragraph of this Agreement.
     “Equipment” means any Product that is equipment.
     “FAR” means the Federal Acquisition Regulation at 48 C.F.R. pt. 52.
     “FDA” means the Food and Drug Administration.
     “GPO Safe-Harbor” means the regulatory safe-harbor of the Anti-Kickback Statute for group purchasing organizations set forth at 42 C.F.R. § 1001.952(j), as amended.
     “HIN” means Health Identification Number.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated under its authority, as amended.
     “Infringement Claim” means any assertion that a Product furnished to a Customer under this Agreement infringes any existing patent, trademark, copyright, or other proprietary right or any third party.
     “Material Accounting Error” means (a) with regard to audits of invoices, an aggregate variance from all applicable invoices in excess of 5% of the aggregate amount shown on all of the invoices; and (b) with regard to audits of Contract Fees, an aggregate underpayment of all Contract Fees in excess of 5%.
     “Medical Information Act” means Confidentiality of Medical Information Act codified at Cal. Civ. Code §§ 56-56.31, as amended.
     “Misquote Liquidated Damages” means an amount equal to 50% of the difference between (a) any aggregate price quotation (including amounts related to the Products, warranties, parts, and shipping) to any Customer in which any price term is inconsistent with the terms and conditions of this Agreement; and (b) the aggregate price (as set forth on Exhibit A) of the Products listed in the price quotation.
     “MSDS” means a Material Safety Data Sheet.
     “New Technology” means any current technology that, in the good faith opinion of Broadlane or any of any Customer’s clinicians, is more than an enhancement or improvement to an existing Product, that (a) offers significant technological advancements, (b) would significantly improve clinical outcomes, or (c) would significantly streamline work processes, as compared to existing Products.
     “OIG” means the Office of Inspector General of the Department of Health and Human Services.
     “PBT” means persistent, accumulative and toxic compounds designated as an EPA Waste Minimization Priority Chemical at http://www.epa.gov/epaoswer/hazwaste/minimize/chemlist.htm.
     “Product” has the meaning given to that term in Section 1.1.3.
     “Public Announcement” means any publicity, press releases, advertising, or other materials distributed to any prospective customer or other third-party.
     “Purchased Part” means any z.one system part (either mechanical or electrical) which is purchased by the Customer and is not covered under the warranty or a service contract.
     “PVC” means polyvinyl chloride plastic.
     “Receiving Party” means Broadlane, Supplier or any Customer that receives Confidential Information.
     “Replacement Part” means any z.one system part that has been identified by Supplier as a field replaceable part.
     “Representative” means any or all of any party’s directors, officers, employees, agents, or other representatives.
     “Return Part” has the meaning given to that term in Section C of Exhibit F.
     “Requirements” means various federal laws, executive orders and regulations regarding equal opportunity, and affirmative action.
     “RMA” means Return Material Authorization (an authorization from Supplier to return Products from the Customer).
     “Sales Data” means any data regarding the purchase and sale of Products under this Agreement.

     “Sales Data Report” means a monthly report of all Products purchased by each Customer, as described in Section 7.2.
     “SEC” means the Securities and Exchange Commission.
     “Secretary” means the Secretary of the Department of Health and Human Services.
     “Software” has the meaning given to that term in Section A.1 of Exhibit F.
     “Software Upgrade” means any improvement, enhancement, bug fix, or correction that enables the Software to perform in accordance with the Product specifications as defined at the time of Product purchase. Software Upgrades do not include any new Software features or new hardware, If additional hardware is required to run the Software Upgrade.
     “Software Warranty Period” has the meaning given to that term in Section A.2 of Exhibit F.
     “Spare Part” means any z.one system part that has been identified by Supplier as a field replaceable part.
     “Supplier” has the meaning given to that term in the first paragraph of this Agreement.
     “Term” has the meaning given to that term in the first paragraph of this Agreement.
     “Web-based Interface” means the Internet-based interface to BroadLink created and maintained by Broadlane.

EXHIBIT C
BROADLANE’S STANDARD TERMS AND CONDITIONS
I. AUDIT RIGHTS
A. Broadlane Audit of Supplier.
     1. Frequency; Scope. No more than once every 12 months, Supplier must permit Broadlane or a third-party auditor appointed by Broadlane to conduct an audit of Supplier’s books and records relating to orders, invoices, sales reports, and discounts regarding the Customers’ purchases of Products under this Agreement, for the purposes of determining whether Supplier:
(a)	extended the correct pricing (including proper rebates) to the Customers, and

(b)	paid the correct Contract Fees.
     2. Reimbursements. If any audit reveals any variance from any invoice to any Customer, then Supplier must immediately refund to the Customer any overcharge received from the Customer. If any audit reveals any underpayment of Contract Fees to Broadlane or any Customer (as applicable), the Supplier must immediately pay to Broadlane or the Customer any underpayment due to Broadlane or the Customer. In addition, if any audit reveals a Material Accounting Error, then Supplier must reimburse Broadlane for all costs and expenses incurred in conducting the audit.
     3. Procedures. Broadlane must conduct any audit pursuant to this Section I.A in accordance with the procedures set forth in Section I.C of this Exhibit C.
B. Customer Audit of Supplier.
     1. Frequency; Scope. No more than once every 12 months with regard to any Customer, Supplier must permit the Customer or a third-party auditor appointed by the Customer to conduct an audit of Supplier’s books and records relating to orders, invoices, sales reports, and discounts regarding that Customer’s purchase of Products under this Agreement, for the sole purpose of determining whether Supplier extended the correct pricing (including proper rebates) to that Customer.
     2. Reimbursements. If any audit reveals any variance from any invoice of the Customer initiating the audit, Supplier must immediately refund to the Customer any overcharge received from the Customer. If any audit reveals any underpayment of Contract Fees to Broadlane or any Customer (as applicable), the Supplier must immediately pay to Broadlane or the Customer any underpayment due to Broadlane or the Customer. In addition, if any audit reveals a Material Accounting Error, then Supplier must reimburse the Customer for all costs and expenses incurred in conducting the audit.
     3. Procedures. Each Customer must conduct any audit pursuant to this Section I.B in accordance with the procedures set forth in Section I.C of this Exhibit C.
C. Audit Procedures.
     1. Conduct. All audits pursuant to this Section I must be conducted: (a) upon reasonable prior written notice during the regular business hours at the location where Supplier keeps the relevant records; and (b) in a manner not to unduly interfere with Supplier’s operations.
     2. Overcharges and Undercharges.
     (a) Disputes. If any audit conducted pursuant to this Section I produces documentation of any overcharges or underpayments, then Supplier must resolve any issues regarding that audit conclusion within 30 days after presentation of the audit results to Supplier. If any issue regarding audit conclusions is not resolved within 30 days after presentation, then any party may submit that issue as a Dispute for resolution pursuant to Section IV of this Exhibit C.
     (b) Payments. Supplier must pay to the Customer or Broadlane (as applicable);
     (i) any undisputed overcharge or underpayment (and any related audit cost and expense) within 30 days after presentation of the audit results to Supplier, and
     (ii) any overcharge, underpayment, or audit cost and expense submitted as a Dispute within 30 days after final resolution of the Dispute.
     (c) Interest. Supplier must pay to the Customer or Broadlane (as applicable) interest on any past due overcharge, underpayment, or audit cost and expense owing to the Customer or Broadlane under this Section I at the lesser of (i) 1.5% per month, or (ii) the maximum interest rate legally permitted.
II. CONFIDENTIALITY
A. Confidential Information.
     1. Definition. “Confidential Information” means any information or analyses (including any derivative information or analyses that a Disclosing Party may develop) provided by a Disclosing Party that is:
     (a) particularized and identifiable to the Disclosing Party;
     (b) non-public, confidential, and proprietary to the Disclosing Party; and

     (c) required to be maintained in the strictest confidence and to not be disseminated to persons other than the Receiving Party and its Representatives.
     2. Specific Categories. Specifically, “Confidential Information” includes, but is not limited to:
     (a) information and data regarding the Disclosing Party’s business, operations, business and marketing plans, Representatives, properties, business goals and strategies, financial information and reports, customer lists, technical data, formulae, programs, hardware, software, technical processes, and other technical information, whether or not in writing;
     (b) the subject matter of any discussions or correspondence between or among Broadlane, Supplier and any Customer; and
     (c) any analyses, compilations, projections, studies, or related materials prepared by the Disclosing Party.
     3. Exclusions. “Confidential Information” does not include:
     (a) the existence of this Agreement (including the Products);
     (b) any information that,
     (i) at the time of disclosure is:
     (A) generally available to and known by the public (other than as a result of its unauthorized disclosure by a party); available to a party on a non-confidential basis prior to disclosure; received by a party on a non-confidential basis from a third person who is not under an obligation to maintain the confidentiality of the information;
     (B) aggregated and blinded data that cannot be identified to a Disclosing Party; or
     (ii) at any time, consists of intellectual property independently developed without reference or use of any Confidential Information.
B. General Treatment of Confidential Information. Except as provided in Section II.C of this Exhibit C:
     1. A Receiving Party must hold all Confidential Information in strictest confidence, and must not disclose any Confidential Information to any person except its Affiliates and Representatives that have a need to have access to the Confidential Information in connection with Receiving Party performing its obligations under this Agreement.
     2. Without the Disclosing Party’s prior written consent, a Receiving Party must not use any Confidential Information in any manner that is:

(a)	competitive with the business of the Disclosing Party, or

(b)	adverse to the Disclosing Party’s business interests and objectives.
     3. A Receiving Party must advise each of its Representatives of the obligation to keep all Confidential Information strictly confidential and the Receiving Party is responsible for any breach of this Agreement by any of its Representatives.
C. Specific Treatment of Confidential Information.
     1. This Agreement is Confidential. Except as provided in this Section II, Broadlane and Supplier may not disclose the terms and conditions of this Agreement to any other person or entity other than (a) a Broadlane Customer, (b) an authorized distributor (if applicable), or (c) as required by law.
     2. Broadlane Limitations. Broadlane may disclose relevant information regarding this Agreement (including the pricing set forth on Exhibit A) to any Broadlane Customer, and to any prospective Broadlane Customers (and that have agreed to confidentiality obligations consistent with this Section II) in connection with Broadlane’s business offerings (including group purchasing, consulting, supply chain management, etc.), for the purpose of demonstrating cost savings.
     3. Supplier Limitations.
     (a) Protection of Customer’s Information. Supplier must not in any manner disclose any information relating to the purchases by any Customer of any Products or purchases made through BroadLink, except to the Customer or Broadlane.
     (b) Protection of BroadLink Information. Supplier must not in any manner disclose any business or technical Information relating to BroadLink.
D. Publicity. Except as permitted by Section II.C of this Exhibit C, Supper may not make any Public Announcement concerning the existence of this Agreement or its terms and conditions without Broadlane’s prior written approval. Only with Broadlane’s prior written consent may Supplier: (i) use the names, trade names, trademarks, service marks, trade dress, or logos of Broadlane, Inc. or any Broadlane Customers in any Public Announcement; or (ii) refer to the existence of this Agreement in any Public Announcement. Only with Supplier’s prior written consent may Broadlane use Supplier’s name, trade name, trademarks, service marks, trade dress, or logos in any Public Announcement. Broadlane and Supplier may distribute marketing materials for purposes of promoting this Agreement to Broadlane Customers, but neither party may distribute any marketing materials that may be interpreted as originating from the other party.
E. Data Ownership. Each of Broadlane, Supplier and any Customer have all ownership, rights and title to any unique Information that it provides or discloses in connection with the administration of this Agreement or in connection with any transaction under this Agreement. Supplier and the applicable Customer jointly own relevant Sales Data. Pursuant to Section 7, Supplier must disclose Sales Data to Broadlane and grants Broadlane permission to use this information in providing services to the Broadlane Customers in accordance with this Section II.

F. Legal Obligations to Disclose. Regardless of anything in this Section II to the contrary, if any Receiving Party or its Representatives are requested or required (by oral questions, written interrogatories, requests for information or documents, subpoena, civil or criminal Investigatory demand, or similar process) to disclose any Confidential Information, then the Receiving Party must provide the Disclosing Party with notice of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with this Section II. If, in the absence of a protective order or the receipt of a waiver under this Agreement, a Receiving Party or its Representatives nonetheless, in the opinion of its counsel, is compelled to disclose any Confidential Information, then the Receiving Party or its Representatives may disclose only that portion of the Confidential Information that its counsel advises is legally required to be disclosed. Broadlane, Supplier and each Customer must take reasonable steps to cooperate with each other in seeking to obtain any protective order or other assurance of confidential treatment of the Confidential Information.
G. Remedies. As there is no adequate remedy at law, a Disclosing Party may seek equitable relief (including Injunctive or mandatory relief) if there is any breach or threatened breach of this Section II, and a Receiving Party must not oppose the granting of this relief. A Disclosing Party’s entitlement to equitable relief pursuant to this Section II.G must not be deemed to be an exclusive remedy under this Agreement, but is in addition to all other remedies available in law or equity.
III. INDEMNIFICATION
A. Indemnification of Customers. Supplier must indemnify, defend, and hold each Customer and its affiliates, officers, directors, and agents harmless from and against all damages, claims, or other losses arising from a breach of this Agreement by Supplier or arising from any Product. This indemnity must include provision of a defense to any third-party claims and the advance of costs related to this defense, but does not extend to any portion of the loss due to a Customer’s negligence or willful misconduct.
B. Indemnification of Broadlane. Supplier must indemnify, defend, and hold Broadlane and its affiliates, officers, directors, and agents harmless from and against all damages, claims, or other losses arising from a breach of this Agreement by Supplier or arising from any Product. This indemnity must include provision of a defense to any third-party claims and the advance of costs related to this defense, but does not extend to any portion of the loss due to Broadlane’s negligence or willful misconduct.
C. Indemnification of Supplier. Broadlane must indemnify, defend, and hold Supplier and its affiliates, officers, directors, and agents harmless from and against all damages, claims, or losses caused by Broadlane’s breach of any term in this Agreement. This indemnity must include provision of a defense to any third-party claims and the advance of costs related to this defense, but does not extend to any portion of the loss due to Supplier’s negligence or willful misconduct.
D. Infringement Indemnification. Supplier must indemnify, defend, and hold Broadlane and Customer and their respective affiliates, officers, directors, and agents harmless from and against any Infringement Claim. If a Product becomes the subject of an Infringement Claim or becomes the subject of an injunction or settlement prohibiting the use of a Product, then Supplier must at its own expense (i) procure for each Customer the right to continue using the Product, (ii) replace the Product with non-Infringing Supplier products with equivalent or better capacity performance, or (iii) refund to each Customer the price paid for the Product, This Indemnity does not extend to any portion of the loss due to any Customer’s negligence or willful misconduct.
E. Insurance.
     1. General Requirements. All Insurance required by this Section III.E must:
     (a) name Broadlane and each Customer as an additional insured,
     (b) not be cancelable with less than 30 days’ prior written notice to Broadlane and each Customer,
     (c) be provided by an “admitted carrier” with not less than an “A” A.M. Best rating, and
     (d) be endorsed to include a waiver of subrogation in favor of Broadlane and each Customer.
     2. Basis of Coverage. All coverage should be obtained on occurrence basis forms. Coverage may be provided on a claims-made basis, but Supplier must (prior to the effective date of termination of Supplier’s current Insurance coverage and at its sole expense) either:
     (a) procure a replacement policy having a retroactive date no later than the Effective Date, or
     (b) (i) purchase unlimited tall coverage in the amounts required in this Section III.E for all claims arising out of Incidents occurring:
     (A) prior to termination of Supplier’s current coverage, or
     (B) prior to expiration or earlier termination of this Agreement, and
     (ii) provide Broadlane with a certificate of insurance evidencing that coverage.
     3. Supplier Coverage. At no cost to Broadlane or any Customer, during the Term Supplier must secure and maintain insurance in the amounts and types set forth in this Section III.E.3. Annually, Supplier must provide Broadlane with a certificate of insurance evidencing the coverage required by this Section III.E.3.
     (a) Commercial General Liability Insurance. Supplier must maintain primary commercial general liability insurance to cover Supplier and its employees for bodily injury and property damage to third parties in an amount not less than $1 million dollars per occurrence and $2 million dollars general aggregate. Supplier must maintain insurance coverage including: (i) products/completed operations in an amount of not less than $2 million aggregate, (ii) blanket contractual liability in an amount of not less than $1 million per occurrence, and (iii) personal/advertising injury in an amount not less than $1 million dollars per occurrence. All limits are in addition to defense costs.
     (b) Workers’ Compensation Insurance. Supplier must maintain workers’ compensation coverage as required by statute, which (unless otherwise agreed to by Broadlane and Supplier) must be in the form of a workers’ compensation insurance policy. Supplier must maintain employer’s liability insurance in an amount not less than (1) $1 million per accident, (ii) $1 million for disease policy limit, and (iii) $1 million disease coverage per employee.
     (c) Commercial Automobile Liability Insurance. Supplier must maintain primary commercial automobile liability insurance to cover Supplier and its employees for bodily injury and property damage to third parties arising from the ownership, maintenance, or use of an owned, non-owned, or hired vehicle in an amount not less than $1 million per occurrence combined single limit.
     (d) Umbrella Liability Insurance. Supplier must maintain an umbrella liability policy of not less than $4 million, in excess of the commercial general liability, employer’s liability, and commercial automobile liability coverage.
     4. Subcontractor Coverage. Supplier must require all subcontractors it uses in conjunction with this Agreement to secure and maintain insurance in the amounts and types set forth in Section III.E.3 (as if Supplier performed the work or provided the service performed or provided by the subcontractor), except that each subcontractor must maintain an umbrella liability policy of not less than $10 million, in excess of the commercial general liability, employer’s liability, and commercial automobile liability coverage. Annually, each subcontractor must provide Broadlane with a certificate of insurance evidencing the coverage required by this Section III.E.4.
IV. DISPUTE RESOLUTION
A. Arbitration.
     1. Procedures. Any Dispute must:
     (a) except as otherwise provided in this Section IV.A, be settled by binding arbitration in accordance with the AHLA Rules, and to the extent of the subject matter of the arbitration, must be binding not only on all parties to the Dispute, but on any other Affiliate of a party to the Dispute to the extent that the Affiliate joins in the arbitration; and
     (b) governed by the Arbitration Act.
     2. Location. Arbitration pursuant to this Section IV.A. must be held in Dallas, Texas.
     3. Damages. The arbitrator’s award must be:

     (a) the sole and exclusive remedy of the parties to the Dispute, and
     (b) enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.
B. Limitation. Nothing in this Section IV limits any party’s rights or obligations regarding indemnification for third-party claims pursuant to Section III of this Exhibit C.
V. REGULATORY COMPLIANCE
A. Safe Harbor. Supplier must comply with the applicable requirements of the Discount Safe-Harbor.
B. Federal Program Participation. The OIG Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs, dated September 30, 1999, clarifies the OIG’s sanction authority to impose civil money penalties and deny reimbursement under federal health care programs of any and all products or services if the products or services are provided by an excluded entity. (64 Fed. Reg. 52791 (1999)) The OIG Special Advisory Bulletin specifically provides that “items or equipment sold by an excluded manufacturer or supplier used in the care or treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG’s exclusion.” S upplier represents and warrants that: (i) neither it, nor any of its key personnel, have been convicted of an offense related to health care or listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation as of the Effective Date; and (ii) Supplier must immediately notify Broadlane and each Customer in writing if any of these events occurs.
C. HIPAA. This Agreement and certain data that may be exchanged under this Agreement may be subject to (i) HIPAA, and (ii) the Medical Information Act, and Supplier may be considered a “business associate” of a Customer for purposes of HIPAA. If any Customer determines that Supplier must agree to additional terms to comply with HIPAA, the Medical information Act, or any other privacy law or regulation, then Supplier must negotiate in good faith with the Customer for mutually agreeable terms. If the Customer and Supplier do not reach agreement, then the Customer may terminate its participation under this Agreement without cost or penalty by providing 30 days’ prior written notice to Supplier.
D. Equal Opportunity. Some Customers are government contractors and are subject to the Requirements. Some suppliers and subcontractors who contract with these Customers also must comply with these Requirements. Broadlane notifies Supplier that Supplier may be subject to certain Requirements and incorporates by reference the following clauses from the FAR: (a) Equal Opportunity (Feb. 1999) at FAR 52.222-26; (b) Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and other Eligible Veterans (Dec. 2001) at FAR 52.222-35; (c) Affirmative Action for Workers with Disabilities (June 1998) at FAR 52.222-36; and (d) Small Business Subcontracting Plan (Oct. 1999) at FAR 52.219-9.
E. Environmental and Diversity Contracting Disclosures. Supplier must complete and attach the disclosures required by Exhibit G (i) as of the Effective Date unless Supplier submitted a disclosure within 12 months prior to the Effective Date and that disclosure remains substantially accurate; and (ii) promptly following any subsequent disclosure requests.

F. Statutory Audit Rights for Services.
     1. Access to Books, Documents, and Records. In connection with 42 U.S.C. § 1395x(v)(1)(I) (and the implementing regulations set forth at 42 C.F.R. §§ 420.300-.304), Supplier must, upon five days’ prior written request, grant to the Secretary, the Secretary’s duly-authorized representative, the Comptroller General of the United States, or the Comptroller General’s duly-authorized representative, the right to review any and all books, documents, and records as may be necessary to certify the nature and extent of the costs of the services in excess of $10,000 per year.
     2. Requirement. If any of the services are performed by way of subcontract with another organization, then the subcontract must contain and Supplier must enforce a provision to the same effect as in Section V.F.1 of this Exhibit C.
VI. MISCELLANEOUS
A. Governing Law and Venue. This Agreement must be construed and its performance enforced under Texas law. The parties agree to be subject to personal jurisdiction in and consent to service of process in the State of Texas, except where an individual suit may involve Supplier and a Customer, in which case Supplier consents to the personal jurisdiction and service of process in the state or commonwealth where the Customer is domiciled.
B. Assignment. Neither party may assign, subcontract, delegate, or otherwise transfer this Agreement or any of its rights or obligations under this Agreement (other than to a subsidiary or parent company of a party owning greater than 50% of that party), nor may it contract with third parties to perform any of its obligations.
C. Binding Effect Upon Successors. This Agreement is binding upon and inures to the benefit of the parties and their permitted assigns.
D. No Waiver. The waiver of any breach of any term or condition of this Agreement does not waive any other breach of that term or condition or of any other term or condition, unless agreed to in a writing signed by both parties.
E. Severability. If any part of this Agreement is for any reason found to be unenforceable, then the unenforceable provision is reformed to conform to the law, and all other parts of this Agreement nevertheless remain enforceable.
F. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any section.
G. Notices. Any notice required to be given under this Agreement must be in writing, postage and delivery charges pre-paid, and may be sent by email, fax, hand delivery, overnight mail service, first-class mail, or certified mail with return receipt requested, to Broadlane or Supplier at the addresses and fax numbers set forth below. Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this Section VI.G. Notices under this Agreement are deemed to have been given, and are effective upon, actual receipt by the other party or, if mailed, upon the earlier of the fifth day after mailing or actual receipt by the other party.

If to Broadlane:	Broadlane, Inc. 13727 Noel Road, Suite 1400 Dallas, Texas 75240 notices@broadlane.com Attn: Equipment Contracting Fax No.: 972.813.7893

Attn: Operations Counsel Fax No.: 972.813.7939

If to Supplier:	ZONARE Medical Systems, Inc. 1061 Terra Bella Avenue Mountain View, California 94043 pryland@zonare.com Attn: PJ Ryland Fax No.: 650.230.0255
H. Broadlane’s Ethics Policies. Broadlane’s ethics policy is posted on Broadlane’s website (http://www.broadlane.com/ethics.html). Supplier is encouraged to report violations of the policy to Broadlane’s hotline (866.45.ethic).
I. Survival. The terms and conditions of this Exhibit C survive the expiration or other termination of this Agreement, regardless of the cause giving rise to the expiration or termination.

EXHIBIT D
STANDARD TERMS AND CONDITIONS – PRODUCTS
I. GENERAL
A. Special Promotional Pricing. If Supplier offers a special promotion, then Supplier must offer the promotion to all Broadlane Customers and limit the offer to the terms and conditions of the specific promotion. Supplier must give Broadlane at least 14 days’ prior written notice of each special promotion and coordinate each special promotion through Broadlane. If Supplier fails to follow this procedure, then any special promotional pricing more favorable than the prices set forth on Exhibit A becomes the new net pricing under this Agreement and applies for the remainder of the Term.
B. Inspection and Acceptance.
     1. Products Not Requiring Installation by Supplier. Regardless of Supplier’s Return Policy set forth on Exhibit E, for (a) any Equipment that Supplier does not install, a Customer has 90 days from the date of delivery to inspect and accept or reject the Product, and (b) any other Product that Supplier does not install, a Customer has 15 days from the date of delivery to inspect and accept or reject the Product. If the Customer finds the Product is broken or damaged, then the Customer may reject the Product and return it at Supplier’s expense. This Section I.B.1 does not limit any Customer’s remedies.
     2. Products Requiring Installation by Supplier. For any Product that Supplier does install, the Customer acceptance is deemed to occur upon completion of clinical applications training, as evidenced by the Customer’s signature on the Supplier’s clinical applications training certificate.
C. Supplier Representatives. At no cost to any Customer, Supplier must provide Representatives to call upon a Customer on a periodic basis as agreed by Supplier and the Customer. Supplier’s Representative must respond to a Customer’s demand for a call not more than 24 hours after the Customer’s demand to Supplier.
D. Product Recalls. Supplier must notify Broadlane and affected Customers of any Product recalls not more than 24 hours after Supplier first learns of the recall, and Supplier must use its best efforts to monitor the recall status of all Products, Recall notices must include instructions and information regarding the Product recall and appropriate action to be taken by a Customer. Supplier must pay all costs associated with the correction of the recall and actions taken in response to the recall.
E. Product Notices. Supplier must send all notices relating to a Product, as well as notices of any other changes affecting a Product and notices of new Products, to each Customer with a copy to Broadlane. Supplier must send written notices to Broadlane and each Customer not more than

24 hours after Supplier learns of any Product notice that may adversely affect the health or well being of any user of Product. Supplier must notify each Customer of any defects, errors, non-conformity with the warranties under this Agreement, or other problems with any Product or services, promptly after the problems first become known to Supplier.
F. HCPCS Codes for Medicare Reporting. Supplier must provide to Customers all HCPCS Codes recognized by Medicare for all Products and must cross-reference each HCPCS Code by Supplier’s Name, Supplier’s identification Number, and Supplier’s Product Catalog Number. Upon any Customer’s request, Supplier must also provide HCPCS Codes for anything Supplier sold to that Customer since August 1, 2000. Regardless of any commitment obligation a Customer may enter into with Supplier under this Agreement, the Customer has no duty to purchase a Product for which Supplier does not comply with this Section I.F. If a Customer has a commitment obligation, then the obligation is decreased to the extent a Customer does not buy Products for which Supplier does not comply with this Section I.F. In addition to all other remedies, Broadlane may terminate this Agreement if Supplier does not comply with this Section I.F.
G. Financial Responsibility. Within 72 hours of any request by Broadlane or any Customer, Supplier must furnish proof of financial responsibility. If Supplier registered securities with the SEC, then a Customer may obtain Supplier’s financial statements from Supplier’s periodic reports that it filed with the SEC and that are available through www.sec.gov.
H. Quality Assurance. Upon any Customer’s request, and at no additional cost, Supplier must provide (i) access to its facilities (including related travel, room, and board) for one of Customer’s Representatives, and (ii) Product information sufficient for the Customer to evaluate Supplier’s manufacturing processes for the purpose of assessing Product quality assurance.
II. EQUIPMENT
A. Price Quotation and Guarantee. Supplier must provide each Customer with a written price quotation for Equipment. Supplier must provide Broadlane a copy of each quotation exceeding $50,000. If Supplier quotes a Customer a price for Equipment that is lower than the price set forth on Exhibit A, then, in addition to the remedies set forth in Section II.B.2 of this Exhibit D, the lower quoted price replaces the price set forth on Exhibit A. But if Supplier’s Representative quoted the lower price without Supplier’s authorization or because of a good faith mistake, then no repricing is required pursuant to this Section II.A.
B. Accuracy of Price Quotes.
     1. Supplier’s Duty. Supplier has a material duty under this Agreement to provide price quotations that are 100% consistent with the prices, terms, and conditions of this Agreement.
     2. Remedies. If a Supplier’s Representative provides any Broadlane Customer or Customer with a price quotation in which any price term is inconsistent with the terms and conditions of this Agreement, then:

     (a) Supplier must immediately provide the correct price terms to the Broadlane Customer or Customer;
     (b) If a Customer purchased Products at the incorrect pricing, then Supplier must:
     (i) Immediately refund any excess amount the Customer paid to Supplier (plus interest at the lower of 1.5% per month or the highest rate allowed by law), and
     (ii) pay the Misquote Liquidated Damages to the Customer;
     (c) Broadlane may, in its sole discretion, terminate this Agreement pursuant to Section 6.1; and
     (d) The Customer that purchased Products at the incorrect pricing may terminate or limit its participation under this Agreement.
     3. Misquote Liquidated Damages. Supplier agrees that the actual damages that a Customer might sustain as a result of Supplier failing to provide the Customer with an accurate price quotation pursuant to Section II.B.1 of this Exhibit D are uncertain and would be difficult to ascertain. Supplier further agrees that the Misquote Liquidated Damages are a reasonable estimate of the damages the Customer would sustain as a result of Supplier’s failure to provide an accurate price quotation pursuant to Section II.B.1 of this Exhibit D. Supplier must pay the Misquote Liquidated Damages to the Customer within 30 days after Supplier’s delivery of a correct price quotation pursuant to Section II.B.2(a) of this Exhibit D. A Customer’s remedies pursuant to Section II.B.2 of this Exhibit D (including the Misquote Liquidated Damages) does not limit the Customer’s remedies or Supplier’s liability for Supplier’s breach of other sections of this Agreement.
C. Trade-in Allowances. Supplier must negotiate trade-in allowances for used equipment in connection with a Customer’s purchase of new Equipment. Supplier must provide a copy of any quotation involving a trade-in allowance to Broadlane. Trade-in allowances are set forth on Exhibit A.
D. Order Cancellation. At no cost to the Customer, any Customer may cancel an order for any Product at any time before Supplier’s shipment of the Product, except for orders of custom-ordered Equipment (a Customer may not cancel these orders without Supplier’s approval).
E. Equipment Site Preparation. Each Customer, at its expense, must prepare the clinical sites where each item of Equipment will be installed according to Supplier’s site preparation recommendations, and Supplier is not responsible for the quality or adequacy of any work not performed by, or not under the authority of, Supplier.
F. Preparation for Installation of Equipment. At no cost to any Customer, after delivering any item of Equipment, Supplier must perform all tasks necessary to install the Equipment (including uncrating, unpacking, field assembly, interconnection, calibration, testing, and inspection) to ensure that the Equipment conforms to Equipment specifications and is completely ready to perform all procedures for which it is designed and marketed by Supplier.
G. Training, Warranty, and After-Warranty Maintenance.
     1. Training. If requested by any Customer, Supplier agrees to provide the Customer one additional in-service applications training session, at no additional charge, immediately following the initial day of applications training after the installation of the Equipment. Additional in-service training requested by the Customer may be billed to the Customer, as a separate fine item, at the price listed on Exhibit A.
     2. Training Materials. At no cost to any Customer, Supplier must provide a written training guide or set of training videotapes to each Customer to be used for in-service training by the Customer’s staff. Each Customer may make copies, for internal purposes only, of any in-service and clinical training materials.
     3. Electronic Training and Assessment: At no cost to any Customer, for each item of Equipment purchased by any Customer, Supplier will provide an installation training checklist which records the level of training provided at each Customer site.
     4. Biomed Orientation. Upon any Customer’s request, and at no additional cost, Supplier must, upon the Installation of any item of Equipment, provide the Customer with blamed training on a CD.
     5, Manuals. At no cost to any Customer, Supplier must supply each Customer with the following items no later than the time of delivery of the Equipment: (a) two copies of operator manuals covering the applicable Equipment and accessories; and (b) one copy of complete service manuals detailing the applicable Equipment and accessories (including technical notes, parts lists, and diagrams). Supplier must provide all updates to manuals and (where applicable) final versions of manuals for the life of the Equipment. Supplier will provide updates to manuals at no cost to the Customer for the first three years after delivery of the Equipment to the Customer and for any subsequent year in which the Equipment is under a service contract with Supplier. Thereafter, Supplier will charge the Customer for any update in accordance with the price set forth on Exhibit A. Supplier’s duty to provide updates pursuant to this Section II.G.5 survives the expiration or other termination of this Agreement regardless of the cause giving rise to the expiration or termination.
     6. Warranty Extension. If any Item of Equipment exceeds generally accepted repair downtime during the warranty period, then, at no charge to the Customer, Supplier must extend the warranty coverage on the affected Equipment until the Customer is fully satisfied with the performance of the Equipment.
     7. Equipment Maintenance. Supplier warrants that it is possible for a Customer to maintain each item of Equipment during its useful life to manufacturer’s specification without an after-warranty maintenance contract.

     8. Maintenance Discounts. Supplier must provide discounts for after-warranty Equipment maintenance, (including repair labor, travel charges, Equipment Software, and Replacement Parts). These discounts are set forth on Exhibit A.
     9. Copies of Maintenance Contracts. Upon Broadlane’s request, Supplier must provide Broadlane copies of all after-warranty maintenance contract proposals for any Customer (attention: Cardiology/Radiology Strategic Sourcing) at the same time Supplier offers the after-warranty maintenance contracts to the Customer.
     10. Software Upgrades Beyond Warranty or Service Contract Terms. Beyond any Software or Equipment Warranty contained in Exhibit F, or beyond any service contract term, Customer may elect to purchase Software Upgrades alone at an annual cost of [*].
H. Miscellaneous.
     1. Accessories. Supplier must offer to each Customer all accessories and components that may be used with the Equipment (including hardware, firmware, and Software). Supplier’s duty to offer accessories and components pursuant to this Section II.H.1 survives the expiration or other termination of this Agreement regardless of the cause giving rise to the expiration or termination.
     2. Replacement Parts. Supplier must ensure that all Replacement Parts for the Equipment are available for not less than [*] following the earlier of either (a) the date when Supplier ceases to sell the Equipment or a reasonable substitute of the Equipment, or (b) the expiration of the warranty period set forth on Exhibit F, including all applicable warranty extensions.
     3. Regulatory Modifications to Software and Hardware. At no cost to any Customer, Supplier must provide all Software and hardware modifications necessary for the Products to meet any regulatory safety requirements.

EXHIBIT E
SUPPLIER’S RETURN POLICY
A. Reasons for Returns. Any Customer may return a Product to Supplier for 100% credit, at the Customer’s option, if the Customer determines in good faith that any of the following conditions are met:
     1. Supplier shipped the Product in error;
     2. The Product is damaged before it is accepted by the Customer;
     3. The Product packaging or crating is damaged before it is accepted by the Customer;
     4. The Product does not materially perform to performance specifications provided by Supplier or the manufacturer of the Product;
     5. The Product does not meet industry quality standards related to performance specifications and data submissions required by the FDA or FDA approval of the Product;
     6. The Product is outdated or expired; or
     7. Supplier gives prior written approval, which must not be unreasonably withheld.
B. Manner of Return. Where possible, a Customer must return a Product in its original packaging or crating.
C. Restocking Fees. [*] restocking fee and [*] must pay all return shipping costs unless the [*].

E-1

EXHIBIT F
SUPPLIER’S PRODUCT WARRANTIES
A. Software.
     1. Software License. Supplier hereby grants to the Customer and, for purposes of providing services to the Customer, any third-party service provider engaged by the Customer, a royalty-free, nontransferable and nonexclusive license to use the computer software incorporated into any Product or any upgrade provided (the “Software”). Such license is limited solely to the use of the Software in the Product. No other use of the Software may be made without Supplier’s express written consent. The Customer may copy the Software for back-up or archival purposes or, in the event of a computer malfunction, for temporary or permanent transfer. Supplier retains title to the Software.
     2. Software Warranty Period and Limitation. For a period of [*] after initial installation of the Software (the “Software Warranty Period”), Supplier warrants that the Software, when used as permitted under this Agreement, will operate as described in the documentation that explains the different modules acquired by the Customer. Except as provided in Section III of Exhibit C, Supplier will, as its sole and exclusive obligation and the Customer’s sole and exclusive remedy for any breach of this warranty, make its best efforts to remedy any reproducible error in the Software reported to Supplier by the Customer in writing during the Software Warranty Period. Software Upgrades, when and if available, will be provided at no-charge. Supplier will provide an additional basic warranty on the scan engine and transducers to cover technical assistance phone support and Software Upgrades for the second and third year following the Initial warranty. Supplier’s toll free number for phone support is 1.877.913.9663.
     3. Proprietary Rights. The Customer acknowledges that the Software, its structure, organization and source code, and the documentation are the property and constitute valuable trade secrets of Supplier and its suppliers. The Customer agrees not to: (a) decomplie or disassemble the Software, separate the Software into its component parts, or in any way reverse engineer or attempt to reconstruct or discover any source code or algorithms of the Software by any means whatsoever; (b) remove any Product identification, trademark, copyright, confidentiality, proprietary or other notice contained on or within the Software; (c) modify or create any derivative works from the Software or any part thereof, except to the extent that the Software provides for user-modifiable components (to the extent that the Customer’s use of the Software results in any derivative works, the parties shall jointly own such derivative works); (d) sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Software or any component thereof or use the Software for service bureau purposes; (e) otherwise copy or use the Software for any purpose or in any manner not expressly permitted in this Agreement; or (f) permit or encourage any third party to do any of the foregoing.

B. Equipment.
     1. Warranty. For a period of [*] after initial installation of the Equipment, Supplier or its authorized dealer will provide on-site labor during regular business hours, excluding holidays. Supplier will provide Replacement Parts, excluding consumable supplies, and technical assistance phone support during regular business hours (pacific time) excluding holidays. Warranty service will be performed without charge from 8:00 am to 5:00 pm, Monday-Friday, excluding Supplier holidays, and outside those hours at Supplier’s prevailing service rates and subject to the availability of personnel.
     2. Equipment Refinements. Supplier will provide an additional basic warranty of scan engine and transducers to cover Replacement Parts, excluding consumable supplies, and technical assistance phone support for the [*] following the initial warranty. Supplier reserves the right to modify or change Equipment to include electrical or mechanical refinements it deems appropriate. In the event Supplier modifies any Equipment, it is agreed that Supplier has no obligation to modify or change any other Equipment previously delivered or to supply new Equipment without such modifications, except as otherwise provided in this Agreement. Supplier retains all patent, copyright and other proprietary and intellectual property rights in the Equipment and all modifications thereto except as granted herein or by operation of law.
C. Replacement Parts. When the Customer accepts delivery of a Replacement Part, the Customer accepts the responsibility of returning a comparable item (“Return Part”) to Supplier. The Return Part to be returned to Supplier in this process must be: (1) of the same type and part number and for the same Product as the Replacement Part and must be identified for return by the assigned Supplier RMA number; (2) in a repairable form, with no signs of physical abuse or mishandling (If an Item is returned in a non-repairable condition as determined by Supplier, the Customer will be invoiced and responsible for the entire current list price of the Replacement Part even if such price is higher than the original purchase price paid for the Return Part.); (3) received by Supplier within 30 days from the date of shipment from Supplier of the Replacement Part (If the Return Part is not received within such time period, the Customer will be invoiced and responsible for the entire current list price of the Replacement Part.); and (4) delivered in a proper and protective shipping container so as to avoid damage to the Return Part during shipment to Supplier.
D. Purchased Parts. When the Customer accepts delivery of a Purchased Part, or a Spare Part, the Customer accepts responsibility to pay the purchase price as shown on Supplier’s invoice for the Purchased Part or Spare Part.
E. Warranty; Limitation of Liability.
     1. Product Warranty. Supplier warrants to the original Customer that Products (including Purchased Parts) will be free from defects in material and workmanship, under normal use and service, for [*] from the installation date, or for [*] from date of shipment by Supplier for Replacement Parts. If during the warranty period, the Customer promptly notifies Supplier of a warranty claim, Supplier shall, at its discretion, replace or repair the warranted Product or parts with new or exchange Replacement Parts pursuant to Section C above. EXCEPT AS OTHERWISE PROVIDED IN SECTION III OF EXHIBIT C, SUPPLIER’S EXCLUSIVE

OBLIGATION (AND THE CUSTOMER’S ONLY REMEDY) FOR ANY DEFECTS SHALL BE TO REPLACE OR REPAIR, AT SUPPLIER’S DISCRETION, WARRANTED PRODUCTS OR PARTS THAT ARE RETURNED TO SUPPLIER’S FACTORY OR SERVICE CENTER. Supplier reserves the right to inspect or repair warranted Products on the Customer’s premises. Parts shall be returned to Supplier’s factory or service center only with prior written authorization from Supplier, shipping prepaid by Supplier. Defective parts may be replaced with either new or factory refurbished or remanufactured parts.
     2. Demonstration Products. The Customer recognizes that demonstration Products are sold “AS IS” insofar as the appearance of the Products are concerned. However, Supplier provides the same performance warranty as provided in Section E.1 for new Products.
     3. Exclusions from Warranty Coverage. THE FOLLOWING ARE EXCLUDED FROM WARRANTY COVERAGE:
     (a) Any Product that has been repaired or altered by other than Supplier-approved employees or designees, been subjected to misuses, misapplication, improper maintenance, negligence, accident (including failure of or excessive electric power or failure of environment-control Equipment) by the Customer, or been used with other than Supplier approved parts; and
     (b) Any Product that has had its serial number altered, defaced, or removed by the Customer.
     4. No Extension. No repair or replacement shall extend any of the above warranty periods.
     5. Manufacturers’ Warranties. Purchased Products identified by the original manufacturer’s trademark and incorporated without modification as a functional assembly into the Product are warranted if and to the same extent and subject to the same limitations as each such manufacturer warrants such Product(s) to Supplier.
     6. Disclaimer. Except as otherwise provided in Section III of Exhibit C:
     (a) Except for the repair or replacement described in this Section E, Supplier shall not be liable for damages of any kind arising out of either the use of Products or their failure to function properly;
     (b) THE PRODUCT WARRANTY SET FORTH IN THIS AGREEMENT IS IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS, IMPLIED, OR ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, FREEDOM FROM INFRINGEMENT, OR THE LIKE (OTHER THAN AS EXPRESSLY SPECIFIED IN SECTION F), AND ANY WARRANTY OTHERWISE ARISING OUT OF ANY PROPOSAL, SPECIFICATION, OR SAMPLE. SUPPLIER NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME FOR IT ANY OTHER LIABILITY. THE REMEDIES OF THE CUSTOMER SET FORTH IN

THIS AGREEMENT ARE EXCLUSIVE AND SUPPLIER IS HEREBY RELEASED FROM ANY LIABILITY IN EXCESS THEREOF.
     7. Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN SECTION III OF EXHIBIT C, (A) IN NO EVENT SHALL SUPPLIER BE LIABLE UNDER THIS WARRANTY FOR ANY LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR SPECIAL DAMAGES, WHETHER IN CONTRACT OR IN TORT, IN ANY ACTION, IN CONNECTION WITH THIS AGREEMENT OR ANY PRODUCT, OR SERVICES FURNISHED HEREUNDER: AND (B) SUPPLIER’S MAXIMUM LIABILITY FOR ANY REASON SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCT OUT OF WHICH SUCH LIABILITY AROSE.
F. Customer Responsibilities. The Customer shall have complete responsibility for and operation of Equipment and for obtaining any permits, licenses, and/or certificates which may be required by any regulatory agency for the installation, use or operation of such Equipment.

EXHIBIT G
ENVIRONMENTAL AND DIVERSITY CONTRACTING DISCLOSURES
A.  Mercury Reduction. Key Broadlane Customers are committed to minimizing the amount of mercury used in their operation and desire to avoid the acquisition of Products that contain mercury whenever feasible alternatives exist that do not compromise patient care. Supplier must provide information in relation to those Products that contain mercury.
☐	The Products do not contain mercury.
☑ The Products that contain mercury are identified in Exhibit A, which specifies the amount of mercury contained in each Product that contains mercury and indicates if a feasible mercury-free alternative is available. Supplier must specify the alternative component that is replacing mercury.
Note from Supplier: The Cold Cathode Fluorescent Lamps (“CCFLs”) contain a small amount of mercury, but the CCFLs located in the z.one Scan Engine are hermetically sealed and do not contact patients in daily normal use.
B.  Latex Reduction. Key Broadlane Customers are committed to protecting patients and health care workers against exposure to latex and its allergenic properties. Supplier must provide information in relation to those Products that contain latex either in the Products or their packaging.
☑	The Products or their packaging offered in this Agreement do not contain latex.
☐ The Products or their packaging that contain latex are identified in Exhibit A, which specifies the location of latex contained in each Product or its packaging. Supplier must specify the alternative component that is replacing latex.
C.  Polyvinyl Chloride Plastic Reduction. Key Broadlane Customers are committed to minimizing the amount of PVC used in their operation and desire to avoid the acquisition of Products that contain PVC whenever feasible alternatives exist that do not compromise patient care. Supplier must provide information in relation to those Products that contain PVC.
☐	The Products do not contain PVC.
☑	The Products that contain PVC are identified in Exhibit A, which specifies the amount of PVC contained in each Product that contains PVC and indicates if a feasible PVC-free alternative is available. Supplier must specify the alternative component that is replacing PVC.
Note from Supplier: The EMI shields have PVC as a base material, but they are coated with metal and have no direct human contact during Product use. There are PVC-insulated wires that are used in the electronics-PCB system, but they are sealed by the plastic housing of the scanner. This applies to the z.one Scan Engine only.
D. Di-ethylhexyl Phthalate Reduction. Key Broadlane Customers are committed to minimizing the amount of DEHP used in their operation and desire to avoid the acquisition of Products that contain DEHP whenever feasible alternatives exist that do not compromise patient care. Supplier must provide information in relation to those Products that contain DEHP.
☑	The Products do not contain DEHP.

☐	The Products that contain DEHP are identified in Exhibit A, which specifies the amount of DEHP contained in each Product that contains DEHP and indicates if a feasible DEHP-free alternative is available. Supplier must specify the alternative component that is replacing DEHP.
E. Persistent, Accumulative and Toxic Compounds Reduction. Key Broadlane Customers are committed to minimizing the amount of PBTs used in their operation and desire to avoid the acquisition of Products that contain PBTs whenever feasible alternatives exist that do not compromise patient care. Supplier must provide information in relation to those Products that contain PBTs.
☑	The Products do not contain PBTs.

☐	The Products that contain PBTs are identified in Exhibit A, which specifies the amount of the PBTs contained in each Product that contains PBTs and indicates if a feasible PBT-free alternative is available. Supplier must specify the alternative component that is replacing the PBTs.
F. Carcinogens and Reproductive Toxins Reduction: Key Broadlane Customers are committed to minimizing the amount of carcinogens and reproductive toxins (as delineated on the California Proposition 65 list and set forth at http://www.oehha.ca.gov/prop65_list/Newlist.html #get) used in their operation and desire to avoid the acquisition of Products that contain carcinogens and reproductive toxins whenever feasible alternatives exist that do not compromise patient care. Supplier must provide information in relation to those Products that contain carcinogens or reproductive toxins.
☑	The Products do not contain carcinogens or reproductive toxins.

☐	The Products that contain carcinogens or reproductive toxins are identified in Exhibit A, which specifies the amount of carcinogen or reproductive toxin contained in each Product that contains a carcinogen or reproductive toxin and indicates if a feasible carcinogen-free or reproductive toxin-free alternative is available. Supplier must specify the alternative component that is replacing the carcinogen or reproductive toxin.
G. Hazardous Substances or Processes. If applicable, Supplier will deliver to Broadlane and each Customer an MSDS for each hazardous substance or mixture (as defined in any local, state, or federal statute, law, or code) ordered under this Agreement. Each MSDS must contain all required information concerning the hazardous substance or mixture, in a format agreed upon by Broadlane or the Customer.
H. Environmental Conditions. Supplier will notify Broadlane and each Customer of any environmental conditions (such as storage temperature), limitations, or requirements for use and storage of the Products.

Type	Parameter	Value
Electrical	Power requirements (120 V system)	100-120V AC, 50-60 hs, 6 A max
	Power requirements (220 V system)	200-240V AC, 50-60 hs, 8 A max
	Power consumption (no peripherals (max.)	180W — (625 BTU/Hr)
	Power consumption (with peripherals (max.)	720W — (2450 BTU/Hr)

Environmental (operating)	Cooling requirements	See power consumption above.
	Ambient air temperature	0-35 C (32-95 F)
	Ambient humidity	15-80% non-condensing
	Ambient pressure	700-1060 hPa

Environmental (storage)	Storage air temperature	-20-60 C (-4-140 F)
	Storage humidity	15-90% non-condensing
	Ambient humidity	15-80% non-condensing
I. Diversity Contracting Disclosures: Attached as Attachment 1

EXHIBIT G — ATTACHMENT 1

AMENDMENT TO AGREEMENT for PORTABLE ULTRASOUND EQUIPMENT

Contract No. EZ-104

between

BROADLANE, INC.

and

ZONARE MEDICAL SYSTEMS, INC.

This Amendment (this “Amendment”) to the Agreement for Portable Ultrasound Equipment effective as of May 1, 2006, as amended, if amended (the “Agreement”), is effective as of August 1, 2007, and is between Broadlane, Inc. (“Broadlane”) and Zonare Medical Systems, Inc. (“Supplier”).

1.  Products and Pricing.  The Agreement is amended by deleting the Products and pricing set forth on Exhibit A of the Agreement in its entirety, and replacing it with the Products and pricing set forth on Exhibit A, attached to this Amendment and incorporated by reference. Supplier must not increase these prices during the Term.

2.  Replacing a Section.  The Agreement is amended by deleting Section 2.4 of the Agreement in its entirety, and replacing it with the following:

“2.4  Freedom to Purchase.  Regardless of anything in this Agreement to the contrary, any Broadlane Customer may elect to purchase a Competing Product without penalty.”

3.  Replacing a Section.  The Agreement is amended by deleting Section 4.1.1 of the Agreement in its entirety, and replacing it with the following:

“4.1.1 Firm Pricing.  Exhibit A sets forth the prices for each Product. Supplier must not increase these prices during the Term. Supplier may decrease the prices set forth on Exhibit A upon prior written notice to Broadlane, and this notice must include a proposed amended Exhibit A in electronic format. In addition to these prices, Supplier may offer bulk purchase options to the Customers that offer additional discounts based on a Customer’s commitment in connection with Broadlane-sponsored “group buys” or other savings opportunities; but all other terms and conditions of this Agreement apply to those bulk purchase options as if the prices were listed on Exhibit A.”

4.  Replacing a Section.  The Agreement is amended by deleting Section 4.1.6 of the Agreement in its entirety, and replacing it with the following:

“4.1.6 Market Price.  If Broadlane, in its reasonable judgment, determines that (a) there occurred a material change in the market

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1

effecting a Product, and (b) that market change resulted in a market price for that Product that is lower than the price set forth on Exhibit A; then, upon notice from Broadlane, Supplier must offer new pricing for that Product that is no greater than the new market price within 30 days after receiving Broadlane’s notice.”

5. Deleting a Section.  The Agreement is amended by deleting Section 4.5.3 (Replacement Products) of the Agreement in its entirety, and the renumbering of [*] as Section 4.5.3.

6. Replacing a Section.  The Agreement is amended by deleting Section 4.5.4 of the Agreement in its entirety, and replacing it with the following:

“4.5.3 [*].  If [*], including Supplier, then Broadlane [*] so the Broadlane Customers and the Customers [*] [*]. Regardless of whether [*] this Agreement, Supplier and Broadlane will negotiate in good faith to [*] under this Agreement affected by [*].”

7. Delete Definitions.  The Agreement is amended by deleting the following definitions from Exhibit B:

“Access Tier”
“Committed Level”
“Committed Tier”

8. Principles of Construction.   Whenever the terms and conditions of the Agreement and this Amendment conflict, the terms and conditions of this Amendment control. Except as specifically modified by the terms and conditions of this Amendment, all of the Agreement remains in full force and effect. This Amendment may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

Duly authorized representatives of the parties executed this Amendment as written below.

Broadlane, Inc. By: /s/[*] Name: [*] Title: [*] Date: 7/26/07	Zonare Medical Systems, Inc. By: /s/ Kenneth E. Ludlum Name: Kenneth E. Ludlum Title: Senior Vice President Date: 7/18/7

Broadlane Preparer:

/s/[*]

Printed Name: [*]
Date: July 17, 2007

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

PRODUCTS AND PRICING

Mfg Cat #	Description	Qty	UOM	Price

Z002	Additional z.one SuperCart	1	EA	[*]
Z003	z.one Convertible Ultrasound System without Advanced Hardware	1	EA	[*]
Z009-00	z.one miniCart Ultrasound system with Advanced Hardware	1	EA	[*]
Z011-00	miniCart	1	EA	[*]
Z015-00	z.one Convertible Ultrasound System with Adv Hardware & Super Cart	1	EA	[*]
Z016-00	Scan Engine with Advanced Hardware	1	EA	[*]
Z022	SmartCart	1	EA	[*]
Z023	z.one ultra Convertible Ultrasound System	1	EA	[*]
Z101	C5-2 Curved Array Transducer	1	EA	[*]
Z102	L10-5 Linear Transducer	1	EA	[*]
Z103	E9-4 Endovaginal Transducer	1	EA	[*]
Z104	P4-1 Deep Abdominal Phased Array Transducer	1	EA	[*]
Z105	P10-4 Neonatal/Pediatric Phased Array Transducer	1	EA	[*]
Z106	L8-3 Linear Array Transducer	1	EA	[*]
Z107	L14-5sp (Special Procedure) Linear Array Transducer	1	EA	[*]
Z108	P4-1c Phased Array Transducer	1	EA	[*]
Z150	C5-2 Biopsy Starter Kit	1	EA	[*]
Z151	L10-5 Biopsy Starter Kit	1	EA	[*]
Z152	E9-4 Biopsy Guide Kit — Disposable	1	EA	[*]
Z153	16 Gauge Biopsy Replacement Kit	1	EA	[*]
Z154	18 Gauge Biopsy Replacement Kit	1	EA	[*]
Z155	22 Gauge Biopsy Replacement Kit	1	EA	[*]
Z156	P4-1 Biopsy Starter Kit	1	EA	[*]
Z157	E9-4 Biopsy Guide Kit — Reusable	1	EA	[*]
Z200	DICOM Networking	1	EA	[*]
Z201	Auto Opt with ZST Option (Factory installed)	1	EA	[*]
Z202	Auto Opt with ZST Option (Field Upgrade)	1	EA	[*]
Z203	DICOM Networking for miniCart (includes USB to Ethernet Adapter)	1	EA	[*]
Z301	Battery	1	EA	[*]
Z303	256 MB CompactFlash	1	EA	[*]
Z304	2 GB CompactFlash	1	EA	[*]
Z305	Scan Engine Carrying Bag	1	EA	[*]
Z306	Touch Screen Stylus	1	EA	[*]
Z307	z.one Ultrasound system — Hardcopy Users Manual	1	EA	[*]
Z308	z.one Ultrasound system — Hardcopy Service Manual	1	EA	[*]
Z309	Scan Engine Upgrade to Advanced Hardware	1	EA	[*]
Z310	Dual Battery Charger	1	EA	[*]
Z313	AC Power Adapter	1	EA	[*]
Z315	Four Wheel Swivel for SuperCart	1	EA	[*]
Z316	AC Power Adapter — Scan Engine with Advanced Hardware	1	EA	[*]
Z320	z.one Ultrasound system Quick Start Guide	1	EA	[*]
Z321-00	z.one Ultrasound system with Advanced Hardware and z.one miniCart Ultrasound system with Advanced Hardware — Hardcopy Users Manual	1	EA	[*]
Z322-00	z.one Ultrasound system with Advanced Hardware and z.one miniCart Ultrasound system with Advanced Hardware — Hardcopy Service Manual	1	EA	[*]
Z323-00	z.one Ultrasound system with Advanced Hardware Quick Start Guide	1	EA	[*]
Z324	z.one miniCart Ultrasound system with Advanced Hardware Quick Start Guide	1	EA	[*]
Z325	USB to Ethernet Adapter for Scan Engine with Advanced Hardware	1	EA	[*]
Z326	2 GB USB Memory Stick for Scan Engine with Advanced Hardware	1	EA	[*]
Z327	2 GB Memory Internal Drive Option Factory	1	EA	[*]
Z328	2 GB Memory Internal Drive Option Field	1	EA	[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4

Mfg Cat #	Description	Qty	UOM	Price
Z338	z.one ultra Battery Pack	1	EA	[*]
Z339	z.one ultra Ultrasound system — Hardcopy Users Manuals	1	EA	[*]
Z340	z.one ultra Ultrasound system Quick Start Guide	1	EA	[*]
Z401	Sony B&W Video Printer including Mounting Kit for SuperCart (Bracket and Cabling)	1	EA	[*]
Z402	Sony B&W Video Printer Mounting Kit only for SuperCart (Bracket and Cabling)	1	EA	[*]
Z403	Sony UP-21MD Color Thermal Video Printer for SuperCart. Does not include Mounting Kit	1	EA	[*]
Z404	Panasonic LQ-MD800 DVD Video Recorder for SuperCart. Does not including Mounting Kit	1	EA	[*]
Z405	Panasonic LQ-MD800 DVD Video Recorder Mounting Kit only (Bracket and Cabling) for SuperCart	1	EA	[*]
Z406	Sony UP-21MD Color Thermal Printer for SuperCart. Includes Mounting Kit	1	EA	[*]
Z409	Sony B&W Video Printer with USB interface for z.one miniCart, including Mounting Kit (Bracket)	1	EA	[*]
Z410	Sony B&W Video Printer with USB interface Mounting Kit only (Bracket) for miniCart	1	EA	[*]
Z411-00	Sony UP-21MD Color Thermal Video Printer Mounting Kit only (Bracket and Cabling) for SuperCart	1	EA	[*]
Z412	Olympus P11 Color Printer for z.one ultra	1	EA	[*]
Z413	Sony B&W Video Printer with USB Interface Mounting Kit only (Bracket) for z.one ultra	1	EA	[*]
Z414	Sony B&W Video Printer with USB interface for z.one ultra, including Mounting Kit (Bracket)	1	EA	[*]
Z501	Platinum PLUS Service Coverage: z.one Ultrasound System	1	EA	[*]
Z502	Platinum PLUS Service Coverage: Scan Engine Only	1	EA	[*]
Z503	Platinum PLUS Service Coverage: Transducer	1	EA	[*]
Z504	Platinum Service Coverage: z.one Ultrasound System	1	EA	[*]
Z505	Platinum Service Coverage: SuperCart Only	1	EA	[*]
Z506	Platinum Service Coverage: Scan Engine Only	1	EA	[*]
Z507	Platinum Service Coverage: Transducer to include accidental damage	1	EA	[*]
Z508	Scan Engine Damage & Theft Coverage (during Warranty)	1	EA	[*]
Z509	Transducer Damage & Theft Coverage (during Warranty)	1	EA	[*]
Z510	Labor & Travel Hourly Bill Service — Hourly billing rate for onsite repair, travel, or technical telephone support
Z511	Technical Training Course One copy of the Technical Training Course and Service Manual on CD. Technical updates and access to the Technical Training Course on the hosted web site for 1 year.	1	EA	[*]
Z512	Technical Training Course — Renewal - Annual renewal of the Service Manual and Technical Training material. - Access to technical training course web site for 1 year.	1	EA	[*]
Z513	Service Support Agreement Basic: Scan Engine Only	1	EA	[*]
Z514	Service Support Agreement Basic: SuperCart	1	EA	[*]
Z515	Service Support Agreement Basic: Transducer to include accidental damage	1	EA	[*]
Z516	Platinum PLUS Service Coverage: z.one Ultrasound System (miniCart)	1	EA	[*]
Z517	Platinum Service Coverage: z.one Ultrasound System (miniCart)	1	EA	[*]
Z518	Basic Service Agreement: Software Upgrade	1	EA	[*]
Z519	Service Support Agreement Basic: miniCart	1	EA	[*]
Z520	Service Support Agreement Basic: B/W Printer	1	EA	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

5

Mfg Cat #	Description	Qty	UOM	Price
Z521	Service Support Agreement Basic: Color Printer	1	EA	[*]
Z522	Service Support Agreement Basic: DVD Recorder	1	EA	[*]
Z523	Platinum Service Coverage: miniCart Only	1	EA	[*]
Z529	Platinum PLUS Service Coverage: z.one ultra Ultrasound System	1	EA	[*]
Z530	Platinum Service Coverage: z.one ultra Ultrasound System	1	EA	[*]
Z531	Platinum Service Coverage: SmartCart Only	1	EA	[*]
Z532	Service Support Agreement Basic: SmartCart	1	EA	[*]
Z550	1Day Applications Training	1	EA	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.